EXHIBIT 10.2

LETTER OF INTENT

This Binding Letter of Intent (“LOI”) entered into as of this 30th day of December, 2022 (the “Effective Date”) sets forth the principal terms and conditions to be subsequently memorialized in definitive documentation (“Definitive Documents”) pursuant to which  Green Door Redding, LLC (“Cookies Redding”) intends to enter into a Management Services Agreement (“MSA”) with Unrivaled Brands, Inc. or a designated Unrivaled affiliate (“Unrivaled” and together with Cookies Redding, the “Parties” and each a “Party”) to operate a retail cannabis dispensary and delivery located at 1700 E. Cypress Ave, Redding, CA 96002 (the “Cookies Redding Dispensary”).

BINDING PROVISIONS

Proposed Transaction:

Unrivaled anticipates that it will enter into an MSA or substantially similar document with Cookies Redding pursuant to which Unrivaled will operate a Cookies Redding Dispensary on the terms and subject to the conditions included herein and as further detailed in the Definitive Documents (as defined below); (the “Proposed Transaction”).

Term:

The MSA shall have an initial term of 12 months (the “Initial Term”) commencing when Unrivaled takes the keys to the Cookies Redding Dispensary with an option to extend for 1 successive 6-month period (the “Extended Term”) at the sole and exclusive election of Unrivaled.  Upon termination of the Initial Term or Extended Term as applicable, management and operation of the Cookies Redding dispensary shall revert to Cookies Redding with all aspects of a “turn-key” operation in place including but not limited to a fully operating staff and effective SOPs.

The MSA shall include termination provisions including (i) that Cookies Redding may terminate the MSA upon 60 days written notice with or without cause and (ii) other reasonable “cooling off” and market “cure” periods as applicable.

Fees:

The MSA shall contemplate management fees equal to an amount of up to 25% of the “Net Revenue” of the Cookies Redding Dispensary at the discretion of Unrivaled payable the 2nd Thursday of each month for the previous month’s management fees.  “Net Revenue” shall mean gross revenue less excise tax, discounts, refunds, and returns.  Unrivaled will be paid the management fee at its discretion considering capital and operational demands and only if cash and cash equivalents are equal to or greater than $300,000.  Any fees unpaid in cash shall be accrued.

In order to induce Cookies Redding to enter into this binding LOI and as consideration for the Option to Purchase as detailed below, Unrivaled shall pay Cookies Redding within 10 business days of the Effective Date an equivalent of $1,000,000 in shares of Unrivaled common stock at the closing share price on December 30, 2022 as quoted on OTCMarkets.com ticker symbol “UNRV” (the “Option to Purchase Deposit”).

Operating Capital and Operations:

The Parties will work together in good faith to mutually agree as to appropriate operating capital and assignment of operational responsibilities including but not limited to corporate, legal, compliance, accounting, and human resources functions.

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Option to Purchase:

The MSA shall provide for Unrivaled’s option to purchase Cookies Redding on terms mutually agreed between the parties during the term of the MSA subject to all governmental and private approvals required.  The Option to Purchase Deposit shall be applied to the purchase price agreed upon between the parties at its then original value of $1,000,000.  For the avoidance of doubt, should the MSA be terminated as provided herein prior to the expiration of the Initial Term, the Option to Purchase shall survive for the entirety of the Initial Term.

Definitive Documents:

Upon execution of this LOI, Unrivaled will instruct its legal counsel to prepare and circulate, and both Unrivaled and Cookies Redding will negotiate, in good faith the terms of the Definitive Documents, which Definitive Documents shall, in addition to the provisions specifically described herein, contain fundamental and other standard representations and warranties, standard covenants, indemnification, and other provisions appropriate for a transaction of the type contemplated herein.

Closing:	The Closing of the Proposed Transaction (“Closing”) shall take place as soon as practicable but no later than January 31, 2023 unless mutually agreed by the Parties.
Term and Termination:

Unless otherwise extended, this LOI shall automatically terminate upon the earlier to occur of (i) the date on which either Party gives notice to the other Party in writing that it does not wish to proceed with the Proposed Transaction, (ii) 45 days after the Effective Date, or (iii) the date on which the mutually agreed and duly authorized Definitive Documents have been executed by all Parties, whichever occurs first (the “Termination Date”).  If the LOI terminates as a result of the Definitive Documents not having been executed prior to the Termination Date, neither Party shall have any obligation or liability to the other except to the extent that, prior to the Termination Date, a Party has breached any of the binding provisions of this LOI; provided, however, that the provisions under the section entitled “Confidentiality” shall survive any such termination.

Confidentiality:

Each Party covenants and agrees that such Party shall keep secret and retain in strictest confidence, and shall not at any time or in any manner, either directly or indirectly, divulge, copy, communicate, furnish, make available, or disclose any Confidential Information (as defined herein) received by it in connection with this LOI to any third party or use any such Confidential Information for the benefit of himself, itself, or any third Party, except in connection with the pursuit of the Proposed Transaction or as required by applicable law.

As used in this LOI, “Confidential Information” shall mean any information relating to the disclosing party, or the business of the disclosing party including the existence of this LOI, the terms herein, or the status of negotiations pursuant hereto; provided, however, that the term “Confidential Information” does not include information that (a) is now, or hereafter becomes, through no wrongful act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any of the disclosing party’s Confidential Information; or (e) is authorized to be disclosed by the prior written consent of the disclosing party. The Parties acknowledge that the Confidential Information is vital, sensitive, confidential, and proprietary to the disclosing party and the business of the disclosing party. The warranties, covenants, and agreements set forth in this section shall not expire for any reason and shall survive the expiration or termination of this LOI. Notwithstanding the foregoing, each Party may provide or disclose Confidential Information to advisors, legal counsel, accountants, and actual or prospective investors or lenders (“Authorized Parties”) so long as the Party disclosing such information obtains consent and agreement from such Authorized Parties to be bound (or such Authorized Persons are otherwise contractually or ethically bound) by the terms of this paragraph.

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IN WITNESS WHEREOF, the Parties have executed this LOI as of the Effective Date.

GREEN DOOR REDDING, LLC

By:	/s/ Alicia Cotta
Name:	Alicia Cotta
Title:	Authorized Representative

UNRIVALED BRANDS, INC.

By:	/s/ Sabas Carrillo
Name:	Sabas Carrillo
Its:	Chief Executive Officer

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